Huntington Strategy Shares

AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (this “Agreement”) is entered into as of this      day of 2012 (the “Effective Date”) by and between                      (the “Participant”) and SEI Investments Distribution Co. (together with its affiliates, the “Distributor”), principal underwriter of the Company (as defined herein), and is subject to acceptance by Citibank, N.A. (the “Custodian”) in its capacity as custodian of the Company. Capitalized terms used herein and not otherwise defined have the meaning assigned to them in Section 14 of this Agreement.

WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Company offers shares of one or more individual investment portfolios that relate solely to the assets specifically allocated to such portfolios (each, a “Series”);

WHEREAS, each Series is listed for trading on one or more U.S. national securities exchanges or associations and operates as an “Exchange Traded Fund” or “ETF”;

WHEREAS, the Distributor serves as the principal underwriter of the Company acting on an agency basis in connection with the sale and distribution of shares of beneficial interest of each Series of the Company (“Shares”);

WHEREAS, the Custodian acts as the Company’s index receipt agent and provides certain agency services to the Company in connection with the purchase and redemption of Creation Units of each Series;

WHEREAS, the Shares of any Series offered by the Company (now or in the future) may be directly purchased from or redeemed to the Company at a price based on the net asset value per Share (subject to applicable Law and the terms hereof) only by or through a registered broker-dealer and DTC member that has entered into an Authorized Participant Agreement with the Distributor; and

WHEREAS the Distributor and the Participant intend that the Company shall be third party beneficiaries of this Agreement and shall receive the benefits contemplated by this Agreement.

NOW THEREFORE, the parties hereto in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	ORDERS FOR PURCHASE AND REDEMPTION

a.	Creation Units. The Shares of any Series offered by the Company may only be directly purchased from or redeemed to the Distributor in Creation Units. The number of Shares of a Series constituting a Creation Unit will be stated in the Prospectus of the applicable Series. The Participant is authorized to purchase and redeem Creation Units of such Series as determined in the discretion of the Company and/or the Distributor, subject to applicable Law and the terms hereof. The Participant acknowledges and agrees that (i) the Company and/or the Distributor from time to time may change or adjust the number of Series available to the Participant in the Company’s or the Distributor’s discretion; provided, however, that the Distributor will make reasonable efforts to provide notice to the Participant prior to any such adjustment to the Series available to Participant, and (ii) the Series that the Participant is authorized to purchase or redeem Creation Units of may be different than the Series available to other participants executing an Authorized Participant Agreement similar to this Agreement. The Participant may obtain a list of authorized Series from the Distributor upon request. Neither the Distributor nor the Company will unreasonably reduce the number of Series available to the Participant.

b.	Procedures for Orders. The procedures for placing and executing Purchase Orders and Redemption Requests are described in the Prospectus for each Series and in the AP Handbook. All Orders shall be placed and executed in accordance with the terms and procedures set forth in the Prospectus and the AP Handbook. Orders received in proper form in accordance with such terms and procedures shall be processed at the net asset value per Share of the relevant Series next determined after such Order is received in proper form. The Participant agrees to comply with any and all requirements stated in the Prospectus and in the AP Handbook to the extent applicable to it. The Company reserves the right to revise or augment the procedures relating to the manner of purchasing or redeeming Creation Units. The Distributor will make commercially reasonable efforts to provide prior notice to the Participant of any changes to the AP Handbook with respect to the placement of Orders. Revised procedures shall not apply retroactively to Orders submitted prior to such change in procedure, unless required by applicable Law. The Participant agrees to comply with such procedures as they may be revised or augmented from time to time. Such revised or additional procedures may be implemented by the Company, with respect to any or all Series, due to changing Law, market conditions, administrative or operational processes or requirements for new or existing Series, or for any other purposes.

Any Series, may, subject to applicable Law, change the manner in which a Purchase Order and/or Redemption Request may be placed and/or executed by the Participant, including, without limitation, requiring that a Purchase Order or Redemption Request be cleared outside the CNS Clearing Process or any non-CNS Clearing Process.

c.	NSCC Authorization. Solely with respect to Orders processed through the CNS Clearing Process, the Participant, as a Participating Party, hereby authorizes the Custodian to transmit to the NSCC on behalf of the Participant instructions, including without limitation instructions regarding the transfer of Deposit Instruments, Cash Amounts and Cash Components, consistent with the Order instructions issued by the Participant to the Distributor. The Participant agrees to be bound by the terms of such instructions issued by the Custodian and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

d.	Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Company, the Participant or their Affiliated Persons with respect to any Orders will be recorded, and the Parties hereby consent to the recording of all calls with any of those Parties. The Participant also acknowledges and agrees that its access to, and actions taken on, the Website may be recorded. In the event that the Distributor, the Company, the Participant or their Affiliated Persons become legally compelled to disclose to any third party any such recordings, such disclosing Party agrees to provide each recorded Party with reasonable advance written notice identifying the recordings to be so disclosed, together with copies of such recordings.

e.	Irrevocability. All Orders are irrevocable and considered final when placed by a Participant. Accordingly, the Participant acknowledges and agrees that it may not be possible to cancel or modify an Order once the Participant has placed it, and the Participant agrees to exercise caution before placing all Orders. Any attempt the Participant makes to revise or cancel an Order may be deemed a request to place a new Order that may modify or cancel the previous Order, at the sole discretion of the Company. The Participant shall be responsible for any and all reasonable expenses and costs incurred by the Company or the Distributor in connection with any modified or cancelled Order. It is acknowledged and agreed that the Company has the absolute right to reject any Purchase Order or Redemption Request (to the extent permitted by Law and the Prospectus) transmitted to it by the Distributor. The Distributor shall notify the Participant as soon as reasonably practicable of any such rejection of an Order. It is acknowledged and agreed that notice may not be reasonably practicable until after the time the Distributor stops accepting Orders for that day.

f.	Prospectus and Trade Confirmation Delivery. The Participant consents to the delivery of the prospectus or Summary Prospectus of each Series, as applicable, and trade confirmations electronically, and understands that unless this consent is revoked, the Participant can only obtain access to prospectuses or Summary Prospectuses of each Series electronically. The Company will make available the current Prospectuses, Summary Prospectuses, if applicable, and annual and semi-annual shareholder reports for each applicable Series at the Company’ website: www.huntingtonstrategyshares.com. The Participant agrees to maintain a valid email address for purposes of receiving links to prospectuses or Summary Prospectuses of each Series in conjunction with trade confirmations and further agrees to promptly notify the Distributor if its email address for this purpose changes.

g.	Acknowledgement. The Participant acknowledges receipt of the Prospectus or Summary Prospectus and represents that it has reviewed such documents and understands the terms thereof.

2.	EXECUTION OF PURCHASE ORDERS

a.	Creation Deposit. To effect the purchase of a Creation Unit of a Series, the Participant agrees to deliver to the Series a Creation Deposit plus the Cash Component.

b.	Use of Cash. The Participant understands and acknowledges that purchases of Creation Units may be made in whole or in part on a cash basis, rather than in kind, solely under the following circumstances as set forth in the Prospectus:

(i)	to the extent there is a Cash Amount;

(ii)	if, on a given Business Day, a Series announces before the open of trading that all purchases on that day will be made entirely in cash;

(iii)	if, upon receiving a purchase order from an Authorized Participant, a Series determines to require the purchase to be made entirely in cash;

(iv)	if, on a given Business Day, a Series requires all Authorized Participants purchasing Shares on that day to deposit cash in lieu of some or all of the Deposit Instruments solely because: (a) such instruments are not eligible for transfer through either the CNS Clearing Process or DTC clearing process; or (b) in the case of a Series that invests in foreign instruments, such instruments are not eligible for trading due to local trading restrictions, local restrictions on securities transfers or other similar circumstances; or

(v)	if a Series permits an Authorized Participant to deposit cash in lieu of some or all of the Deposit Instruments solely because: (a) such instruments are, not available in sufficient quantity; or (b) such instruments are not eligible for trading by an Authorized Participant or the investor on whose behalf the Authorized Participant is acting.

c.

Delivery of Collateral or Creation Deposit. As described in the Prospectus and the AP Handbook, from time to time, the Company may, in its sole discretion, permit collateral to be posted to the Custodian (or such other agent as may be agreed in writing by the Participant and the Company from time to time) for the benefit of a Series in anticipation of delivery of all or a portion of the requisite Deposit Instruments, and may require additional collateral to be posted if, in the sole discretion of the Company, the existing collateral is insufficient to protect the Series from market or other risks relating to any undelivered security. To the extent permitted by the Prospectus, the Series may use such cash or collateral to purchase Deposit Instruments without further consultation with the Participant and the Participant shall be responsible for any and all expenses and costs incurred by the Company, including the Cash Component, in connection with any Purchase Order. The Participant understands and agrees that in the event collateral or the Creation Deposit are not fully transferred to the Company by the time specified by the Company and consistent with the terms of the Prospectus, a Purchase Order may be cancelled by the Company and the Participant will be solely responsible for any loss, liability, cost, and expense (including reasonable attorneys’ fees) incurred by the applicable Series or the Distributor related to the cancelled Purchase Order.

d.	Title to Securities; Restricted Shares. The Participant represents that upon delivery of a portfolio of Deposit Instruments to the Custodian and/or the relevant subcustodian in accordance with the terms of the Prospectus, the Company will acquire good, marketable and unencumbered title to such securities, free and clear of any and all liens, restrictions, hypothecations, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any Participant Client, or (ii) any provision of the 1933 Act, and any regulations thereunder, or governing Laws of any other applicable jurisdiction (except that (I) securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration and (II) securities of U.S. issuers shall not be required to have been registered under the 1933 Act if (a) exempt from such registration or (b) eligible for sale without registration pursuant to Rule 144A under the 1933 Act and such security is included by a Series as a Deposit Security (a “Rule 144A Security”) and (iii) any such securities being “restricted securities” as such term is used in Rule 144(a)(3)(i) promulgated under the 1933 Act.

e.	Corporate Actions. With respect to any Purchase Order, the Company, on behalf of each applicable Series, shall return to the Participant any dividend, distribution or other corporate action paid to the Company in respect of any Deposit Security that is transferred to the Company that, based on the valuation of such Deposit Security on the Business Day on which the Company receives and accepts the Purchase Order in proper form, should have been paid to the Participant or the Participant Client. Likewise, the Participant acknowledges and agrees to return to the Company any dividend, distribution or other corporate action paid to the Participant or any Participant Client in respect of any Deposit Security that is transferred to the Company that, based on the valuation of such Deposit Security on the Business Day on which the Company receives and accepts the Purchase Order in proper form, should have been paid to the Company.

f.

Cash Amount and Cash Component. In situations where a Cash Amount and/or a Cash Component will be applied to a Purchase Order, the Participant hereby agrees it will transfer funds for each purchase of Shares in an amount equal to the Cash Amount and/or Cash Component, as applicable. Computation of this amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Deposit Instruments, which shall be the sole responsibility of the Participant and not of the Company or the Distributor. The Participant hereby agrees to deliver the Cash Amount and/or Cash Component to the Company on or before the Settlement Date or such earlier time as may be designated by the Company consistent with the terms of the Prospectus.

g.	Ownership of Deposit Instruments. Notwithstanding anything to the contrary contained herein, and subject to the provisions of Section 16, the Participant agrees that this Agreement is a contract for the sale of the Deposit Instruments in praesenti (at the present time), and that ownership of, and all attendant rights to and benefits of, the Deposit Instruments shall be vested in the Company as of the Business Day on which the Company receives and accepts the related Purchase Order in proper form and in accordance with the foregoing terms and procedures.

3.	EXECUTION OF REDEMPTION REQUESTS

a.	Creation Units. To effect the redemption of a Creation Unit of a Series, the Participant agrees to deliver to the Company, the requisite number of Shares comprising the number of Creation Units being redeemed plus any applicable Cash Amount and/or Cash Component. Generally, proceeds of a redemption of a Creation Unit shall consist of Redemption Instruments and/or any applicable Cash Amount, less any applicable Cash Component. As described in the Prospectus and the AP Handbook, from time to time, the Company may, in its sole discretion, permit the Participant to redeem a Creation Unit when the Participant is unable to deliver all or part of a Creation Unit by posting collateral to the Custodian (or such other agent as may be agreed in writing by the Participant and the Company from time to time) for the benefit of a Series in anticipation of delivery of all or a portion of the Creation Unit, and may require additional collateral to be posted if, in the sole discretion of the Company, the existing collateral is insufficient to protect the Series from market or other risks relating to the undelivered Shares. To the extent permitted by the Prospectus, the Series may at anytime use such cash or collateral to purchase Shares without further consultation with Participant. To the extent permitted by the Prospectus, the Participant shall be responsible for any and all expenses and costs incurred by the Company, including the Cash Component, in connection with any Redemption Request.

b.	Use of Cash. The Participant understands and acknowledges that redemptions of Creation Units may be made in whole or in part on a cash basis, rather than in kind, solely under the following circumstances as set forth in the Prospectus:

(i)	to the extent there is a Cash Amount;

(ii)	if, on a given Business Day, a Series announces before the open of trading that all redemptions on that day will be made entirely in cash;

(iii)	if, upon receiving a redemption order from an Authorized Participant, a Series determines to require the redemption to be made entirely in cash;

(iv)	if, on a given Business Day, a Series requires all Authorized Participants redeeming Shares on that day to accept cash in lieu of some or all of the Redemption Instruments solely because: (a) such instruments are not eligible for transfer through either the CNS Clearing Process or DTC clearing process; or (b) in the case of a Series that invests in foreign instruments, such instruments are not eligible for trading due to local trading restrictions, local restrictions on securities transfers or other similar circumstances; or

(v)	if a Series permits an Authorized Participant to receive cash in lieu of some or all of the Redemption Instruments solely because: (a) such instruments are not eligible for trading by an Authorized Participant or the investor on whose behalf the Authorized Participant is acting; or (b) a holder of Shares of a Series that invests in foreign instruments would be subject to unfavorable income tax treatment if the holder receives redemption proceeds in kind.

c.	Delivery of Collateral or Shares. The Participant understands and agrees that in the event collateral or Shares are not transferred to the Company (or the Custodian for the benefit of the Company) by the time specified by the Company and consistent with the terms of the Prospectus, a Redemption Request may be cancelled by the Company and the Participant will be solely responsible for all loss, liability, cost, and expense (including reasonable attorneys’ fees) incurred by the Company and/or the Distributor related to the cancelled Order. The Distributor will provide notice to the Participant, as soon as reasonably practicable, of any such cancellation of a Redemption Request.

d.	Legal and Beneficial Ownership. The Participant represents and warrants that: (i) it will not attempt to place a Redemption Request for the purpose of redeeming any Creation Unit of Shares of any Series unless it or the Participant Client, as the case may be, owns outright or has full legal authority and legal right to tender for redemption the requisite number of Shares of the relevant Series to be redeemed as a Creation Unit and to receive the entire proceeds of the redemption; and (ii) such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership or precluding the tender of such Shares for redemption. In the event that the Distributor and/or the Company have reason to believe that the Participant does not have the requisite number of Shares of the relevant Series to be redeemed as a Creation Unit, the Distributor and/or the Company may require the Participant to deliver or execute supporting documentation in order for the Redemption Request to be in proper form. Failure to deliver or execute the requested supporting documentation may result in a Participant’s Redemption Request being rejected as not in proper form.

e.	Same Business Day Purchase and Redemption. Notwithstanding anything to the contrary contained herein, except as otherwise specifically advised by the Participant in writing to the Distributor and the Company, the Participant represents and warrants on behalf of itself and any Participant Client that in the case of any Redemption Request that is placed on the same Business Day as any Purchase Order is placed by the Participant for the same Series: (i) the Redeeming Shareholder is not the same Participant or Participant Client as the Purchasing Shareholder; (ii) the Redeeming Shareholder is not affiliated in any manner to or with the Purchasing Shareholder; (iii) the Redeeming Shareholder and the Purchasing Shareholder are acting for their own respective beneficial interests; (iv) the placing of such Redemption Request and such Purchase Order is not for the beneficial interest of the same person; and (v) the placing of such Redemption Request and such Purchase Order is not pursuant to any common plan, mutual agreement, or understanding.

f.	Corporate Actions. With respect to any Redemption Request, the Participant acknowledges and agrees to return to the Company any dividend, distribution or other corporate action paid to it or a Participant Client in respect of any Redemption Instrument that is transferred to the Participant or any Participant Client that, based on the valuation of such Redemption Instrument at the time of transfer, should have been paid to the Series. It is acknowledged and agreed that the Company is entitled to reduce the amount of money or other proceeds due to the Participant or any Participant Client by an amount equal to any dividend, distribution or other corporate action to be paid to the Participant or to the Participant Client in respect of any Redemption Instrument that is transferred to the Participant or any Participant Client that, based on the valuation of such Redemption Instrument at the time of transfer, should be paid to the Series. Likewise, the Company, on behalf of the applicable Series, shall return to the Participant or any Participant Client any dividend, distribution or other corporate action paid to it in respect of any Redemption Instrument that is transferred to the Company, on behalf of the applicable Series, that, based on the valuation of such Redemption Instrument at the time of transfer, should have been paid to the Participant or the Participant Client.

g.	Cash Amount and Cash Component. In situations where a Cash Amount and/or a Cash Component will be applied to a Redemption Request, the Participant hereby agrees that it will make available or transfer funds in an amount equal to the Cash Amount and/or Cash Component, as applicable. Computation of this amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Redemption Instruments, which shall be the sole the responsibility of the Participant and not of the Company or the Distributor. The Participant hereby agrees to ensure that the Cash Amount and/or Cash Component will be received by the Company on or before the Settlement Date or such earlier time as may be designated by the Company consistent with the terms of the Prospectus.

4.	BENEFICIAL OWNERSHIP LIMITATION

a.	The Participant represents and warrants to the Distributor, the Custodian and the Company that (based upon the number of outstanding Shares of each Series made publicly available by the Trust):

(i)	it does not hold, and will not as a result of a contemplated transaction hold, for the account of any single Beneficial Owner of Shares of the relevant Series, eighty percent (80%) or more of the outstanding Shares of the relevant Series;

(ii)	if it does hold, or as a result of a contemplated transaction will hold, for the account of any single Beneficial Owner of Shares of the relevant Series, eighty percent (80%) or more of the outstanding Shares of the relevant Series, that such a circumstance would not result in the Series acquiring a basis in the Deposit Instruments (with respect to an Order to create Shares in such Series) different from the market value of such Deposit Instruments on the date of such Order, pursuant to Section 351 and 362 of the Code.

Such representation and warranty shall be deemed repeated with respect to each Order for one or more Creation Units of Shares of any Series. If more than one Beneficial Owner is combined in an Order to create Shares, this representation is made by taking into account all such Beneficial Owners’ ownership of Shares as a group.

b.	The Participant understands and agrees that the confirmation relating to any Order for one or more Creation Units shall state substantially the same foregoing representations and warranties.

c.	Immediately after each acquisition of a Rule 144A Security by the Participant pursuant to this Agreement, it or any Beneficial Owner of the Rule 144A Security will be a “qualified institutional buyer” as defined in Rule 144A under the 1933 Act.

d.	The Company, the Distributor, the Custodian and their designees shall have the right to require information from the Participant regarding Shares’ ownership of each Series, and to rely thereon to the extent necessary to make a determination regarding ownership of 80% or more of the currently outstanding Shares of any Series by a Beneficial Owner as a condition to the acceptance of a deposit of Deposit Instruments.

5.	AUTHORIZED PERSONS

a.	Phone Orders and Website Orders. When placing Orders by phone, an Authorized Person, on behalf of the Participant, will be required to provide their personal ID and submit a valid PIN Number (with such personal ID and PIN Number to be issued by the Distributor). When placing Orders through the Website, an Authorized Person on behalf of the Participant, will be required to enter a valid personal ID and password (with such password provided by the Distributor) and the Participants valid Pin Number for Website access and trade order processing. The Participant will only have access to certain section(s) of the Website, as determined by the Company or the Distributor, in their sole discretion. The Participant will adhere to the security procedures mandated by the Distributor from time to time in all material respects. The PIN Number, personal ID and password shall be kept confidential and shall not be shared with any third party unless otherwise required by applicable Law. It is acknowledged and agreed that these procedures may be revised and updated from time to time and made available in the AP Handbook.

b.	PIN Numbers and Password. Upon the execution of this Agreement by the Participant and the Distributor and the acceptance thereof by the Custodian, the Participant shall be issued a PIN Number by the Distributor and each Authorized Person will be issued a personal ID (as well as a password for use on the Website). To place orders through the Distributor, the Authorized Person must provide the Participant’s valid PIN Number and must also enter a valid personal ID and password to access the Website. The PIN Number is used to identify the Participant and validate instructions issued by the Participant pursuant to this Agreement. The Distributor shall be entitled to assume that all instructions issued to it using the Participant’s PIN Number have been properly placed by Authorized Persons, unless the Participant has revoked its PIN Number (and, with respect to the Website, its password) and such revocation has been acknowledged by the Distributor. The Distributor shall be under no obligation to verify that an Order is being placed by an Authorized Person. The Participant agrees that neither the Distributor nor the Company shall be responsible for any losses incurred by the Participant as a result of an Authorized Person identifying himself or herself as a different Authorized Person or an unauthorized person identifying himself or herself as an Authorized Person. The PIN Number and password shall be kept confidential and only provided to Authorized Persons unless otherwise required by applicable Law. The Participant may revoke the PIN Number, personal ID, and/or password at any time upon written notice to the Distributor and the Company, and the Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to its PIN Number, an Authorized Person’s personal ID, and/or an Authorized Person’s password or has used the PIN Number, personal ID, and/or password in an unauthorized manner. Upon receipt of such written request, the Distributor shall promptly de-activate the PIN Number, personal ID, and/or password. If a Participant’s PIN Number or an Authorized Person’s personal ID and/or password is changed, the new PIN Number, personal ID and/or password will become effective on a date mutually agreed upon by the Participant and the Distributor.

c.	Certification. Concurrently with the execution of this Agreement and as requested from time to time by the Company and/or Distributor but no less frequently than annually, the Participant shall deliver to the Distributor and the Company, with copies to the Custodian, a certificate (the form of which is set forth in Annex I) signed by the Participant’s Secretary or other duly authorized official setting forth the names, e-mail addresses and telephone and facsimile numbers of all Authorized Persons. Such certificate may be accepted and relied upon by the Distributor and the Company as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Company of a superseding certificate in a form approved by the Company bearing a subsequent date. It shall be the responsibility of the Participant to ensure that the Distributor has a current list of all Authorized Persons. Upon the termination or revocation of authority of an Authorized Person by the Participant, the Participant shall give prompt written notice of such fact to the Distributor and such notice shall be effective upon receipt by the Distributor.

6.	STATUS OF PARTICIPANT AND DISTRIBUTOR

a.	Ability to Enter Into Agreement. Each of the Participant and Distributor hereby represents and warrants that it (A) is duly organized, validly existing and in good standing under the laws of its state of organization, (B) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged, and (C) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and has taken all necessary action required by its governing documents or other applicable requirements of Law to authorize the execution, delivery and performance of this Agreement. Each of the Participant and Distributor hereby represents and warrants that this Agreement, when executed and delivered by the Participant or the Distributor, as applicable, will constitute a legal, valid and binding obligation of it and be enforceable against it in accordance with the terms of the Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

b.	Clearing Status. The Participant hereby represents and warrants that with respect to (i) all Orders of Creation Units of any Series, it is a DTC Participant, (ii) any Order of Creation Units of any Series initiated through the CNS Clearing Process, it is a Participating Party and (iii) any Order of Creation Units of any Series initiated through the applicable Non-CNS Clearing Process, it has the ability to transact through such processes designated by such Series. Any change in the status of the Participant with respect to subsection (i) of this Section 6(b) shall terminate this Agreement and the Participant shall give prompt written notice to the Distributor and the Company of such change. If, at any time, the Participant’s representation and warranty made in subsections (ii) or (iii) of this Section 6(b) becomes inaccurate, Participant shall give prompt written notice to the Distributor and the Company in writing, and the Distributor or the Company may elect to terminate this Agreement, each in their sole discretion.

c.	Broker Dealer Status. The Participant hereby represents and warrants that it is (i) registered as a broker-dealer under the 1934 Act, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it is so required to be qualified, and (iii) a member of FINRA. The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant further agrees to comply with all applicable Laws and with the Constitution, By-Laws and NASD/FINRA Conduct Rules of FINRA, to the extent they relate to Participant’s Orders and related transactions in, and activities with respect to, the Shares, and that it will not offer or sell Shares of any Series of the Company in any state or jurisdiction where they may not lawfully be offered and/or sold.

d.	Foreign Status. If the Participant is offering and selling Shares of any Series of the Company in jurisdictions outside the states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth in the preceding paragraph, the Participant nevertheless agrees to observe the applicable Laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder and to conduct its business in accordance with the spirit of the NASD/FINRA Conduct Rules.

e.	Distributor Status. The Participant understands and acknowledges that the method by which Shares will be created and traded may raise certain issues under applicable securities Laws. For example, because new Creation Units may be issued and sold by the Company on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Distributor and the Company hereby caution Participant that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a Prospectus.

7.	ROLE OF PARTICIPANT

a.	Independent Contractor. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Company or the Distributor in any matter or in any respect. The Participant and Distributor each agree to make itself and its employees available, upon reasonable request, during normal business hours to consult with the other party, and if requested, the Company or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

b.	Maintenance of Records. The Participant agrees to maintain records of all Orders relating to Shares made by or through it and, to the extent it can do so in a manner consistent with any contractual obligations of Participant to any clients and applicable Laws, to furnish copies of such records to the Company or the Distributor upon the reasonable request of the Company or the Distributor.

c.	Anti-Money Laundering Controls, Policies and Procedures. The Participant represents that its anti-money laundering program (“AML Program”) is maintained consistent with all applicable Laws, including the USA Patriot Act and rules promulgated by the SEC, and that its AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (viii) allows for appropriate regulators to examine its anti-money laundering books and records.

d.	Representation Regarding Affiliation. The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Series, a promoter or a principal underwriter of a Series or an affiliated person of such persons, except under 2(a)(3)(A) or 2(a)(3)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”) due to ownership of a Series’ Shares.

8.	MARKETING MATERIALS AND REPRESENTATIONS

The Participant represents, warrants and agrees that it will not make any representations concerning Shares other than those contained in or consistent with the applicable Series’ then current Prospectus or in any promotional materials or sales literature furnished to the Participant by the Company or the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Participant by the Company or the Distributor and such other information and materials as may be approved in writing by the Company or the Distributor. The Participant understands that the Company will not be advertised or marketed as open-end investment companies (i.e., as mutual funds) which offer redeemable securities, and that any advertising materials will prominently disclose that the individual Shares are not redeemable units of beneficial interest in the Company. In addition, the Participant understands that any advertising material that addresses redemptions of Shares, including the Prospectus, will disclose that the owners of Shares may acquire Shares and tender Shares for redemption to the Company in Creation Unit aggregations only. Notwithstanding the foregoing, the Participant may without the written approval of the Company or the Distributor prepare and circulate in the regular course of its business or for internal use, independently prepared reprints (as such term is defined in FINRA Rule 2210 or any successor rule), institutional sales literature (as such term is defined in FINRA Rule 2210 or any successor rule), correspondence (as such term is defined in FINRA Rule 2210 or any successor rule) and other similar materials that include information, opinions or recommendations relating to Shares, provided that such materials comply with applicable NASD rules (or comparable FINRA rules, if such NASD rules are subsequently repealed, rescinded, or are otherwise replaced by FINRA rules). The Participant agrees that any representation or statement in such independently prepared reprints, institutional sales literature, correspondence, communications or other similar materials will not contain any untrue statement of a material fact related to a Series or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and, to the extent such materials include statements of fact regarding the Shares, such statements of fact will be consistent with the Prospectus. As between the Company and Distributor on one hand and the Participant on the other, Participant agrees that Participant shall be fully responsible and liable for such independently prepared reprints, sales literature, correspondence, communications or other similar materials.

Participant agrees that, so long as this Agreement remains in effect, it may be identified or named as an “Authorized Participant,” or any similar designation, in any materials relating to any Series, the Company or as may be necessary to meet applicable legal requirements.

9.	IRREVOCABLE PROXY

a.	Appointment of Irrevocable Proxy. The Participant, from time to time, may be a Beneficial Owner and/or an owner of record of Shares. To the extent that it is a Beneficial Owner of Shares, the Participant does hereby irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned Shares of a Series, which the Participant is or may be entitled to vote at any meeting of a Series held after the date this Agreement is executed, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Distributor shall “echo” vote (or abstain from voting) the Participant’s beneficially owned Shares (i.e., vote such Shares in the same manner and in the same proportion as the votes (or abstentions) of other holders of the corresponding Series) on any matter, question or resolution submitted to the vote of shareholders of the applicable Series and with complete independence from and without any regard to any views, statements or interests of the Participant, its affiliates or any other person.

b.	Powers of Attorney and Proxy. The Distributor, as attorney and proxy for the Participant under this Section 9: (i) is hereby given full power of substitution and revocation, (ii) may act through such agents, nominees or substitute attorneys as it may from time to time appoint, and (iii) may provide voting instructions to such agents, nominees or substitute attorneys in any lawful manner deemed appropriate by it, including in writing, by telephone, telex, facsimile, electronically (including through the Internet) or otherwise. The powers of the Distributor as attorney and proxy under this paragraph shall include (without limiting its general powers hereunder) the power to receive and waive any notice of any meeting on behalf of the Participant.

c.	Term of Power of Attorney and Proxy. The appointment of the Distributor as attorney and proxy shall be deemed renewed each time Participant acquires Shares as a Beneficial Owner. The Distributor shall serve as an irrevocable attorney and proxy for the Participant under this Section 9 for so long (and only so long) as this Agreement remains in effect. In the event applicable Law prevents the assignment of the irrevocable power of attorney and proxy, or deems such power of attorney and proxy to expire due to the passage of time, the Participant hereby agrees to execute and deliver such additional documentation as may be necessary to cause the Distributor to serve as its attorney and proxy for the purposes discussed in this Agreement. The Distributor may terminate this irrevocable proxy with sixty (60) days written notice to the Participant.

10.	INDEMNIFICATION; LIMITATION OF LIABILITY

This Section shall survive the termination of this Agreement.

a.	The Participant hereby agrees to indemnify and hold harmless the Distributor, the Company, the Custodian, their respective subsidiaries, Affiliated Persons, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor-Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees, collectively “Losses”) incurred by such Distributor-Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to the Participant; (ii) any failure by the Participant to comply with applicable Laws, including rules and regulations of self-regulatory organizations; and (iii) actions of such Distributor-Indemnified Party in reliance upon any instructions issued over the phone or the Website reasonably believed by the Company, the Distributor and/or the Custodian to be genuine and to have been given by the Participant or an Authorized Person. The foregoing shall not apply to any Losses incurred by such Distributor-Indemnified Party arising out of the Distributor-Indemnified Party’s own fraud, willful misconduct or reckless disregard of its duties hereunder.

b.	The Participant agrees that the Distributor, the Custodian and the Company shall not be liable, absent fraud or willful misconduct, for losses incurred by the Participant in connection with the placement of Orders or otherwise, including as a result of unauthorized use of the Participant’s PIN Number.

11.	THIRD PARTY BENEFICIARIES

The Distributor and the Participant acknowledge and agree that this Agreement is entered into for, among other things, the benefit of the Company and intend that the Company, shall be a third-party beneficiary of this Agreement and be entitled to enforce all of the terms hereof, including, without limitation, the rights granted in its favor and in favor of the Distributor or the Custodian under this Agreement.

12.	NOTICES

All notices, communications, requests and demands to or upon the respective parties hereto to be effective shall be in writing (and if sent by mail, sent via certified or registered mail, return receipt requested) or be by confirmed facsimile transmission or email with confirmed delivery status notification. All notices shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission or email transmission, when sent, addressed as follows or at such other address as such party may designate in writing.

DISTRIBUTOR:	PARTICIPANT:
Attn: John Munch, General Counsel SEI Investments Distribution Co. One Freedom Valley Drive Oaks, Pennsylvania 19456-1100 Telephone: (610) 676-3482 Facsimile: (610) 676-3482 Email:	Attn: Telephone: Facsimile: Email:

CUSTODIAN: Citibank, N.A.	[Company Name]
Attn: 388 Greenwich Street New York, New York 10048 Telephone: Facsimile: Email:	Attn: Secretary [Name of Series] [Address] Telephone: Facsimile: Email:

13.	COMMENCEMENT OF TRADING

The Participant may not submit an Order pursuant to this Agreement until five Business Days after effectiveness of this Agreement or a date agreed upon by the Distributor and the Participant; provided, however, that this Agreement shall be immediately effective if the execution of this Agreement supersedes any other authorized participant agreement among the Parties that is currently in effect.

14.	DEFINITIONS

The capitalized terms used in this Agreement are defined as follows. Any capitalized terms used herein that are not defined shall have the meaning set forth in the Prospectus or in the AP Handbook.

a.	“1933 Act” means the Securities Act of 1933, as amended.

b.	“1934 Act” means the Securities Exchange Act of 1934, as amended.

c.	“1940 Act” has the meaning provided in the recitals.

d.	“Affiliated Person” shall have the meaning given to it by Section 2(a)(3) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order applicable to the Company or its investment adviser.

e.	“Agreement” has the meaning set forth in the preamble hereto.

f.	“AP Handbook” means the handbook and other supplemental materials that accompany, or are made available in connection with, this Agreement that provide revised or additional procedures with respect to a Participant’s transactions with the Distributor and the Company, as they may be amended from time to time by the Distributor or the Company and made available to the Participant. The AP Handbook is incorporated by reference into this Agreement and hereby made a part hereof. It is acknowledged and agreed that the AP Handbook may be made available solely in an electronic format accessible via the internet. Any changes to the AP Handbook made available to the Participant subsequent to the date of this Agreement shall also be deemed incorporated by reference herein.

g.	“Authorized Participant” means either (i) a Participating Party or (ii) a DTC Participant, which, in either case, has executed an Authorized Participant Agreement with the Distributor with respect to the purchase and redemption of Creation Units. The Authorized Participant Agreement between an Authorized Participant and the Distributor shall be accepted by the Trust’s custodian.

h.	“Authorized Person” means a person that is authorized to give instructions relating to any activity contemplated by this Agreement or any other notice, request or instruction on behalf of the Participant.

i.	“Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the 1934 Act.

j.	“Business Day” shall mean each day the exchange on which a Series is listed is open for regular trading.

k.	“Cash Component” means an amount of cash sufficient to pay any applicable transaction fee, redemption fee and any additional fixed and/or variable charges applicable to purchase or redemption transactions effected fully or partially in cash (when, in the sole discretion of the Company, cash transactions are available or specified), in each case, as disclosed in the applicable Series’ Prospectus. Without limiting the generality of the foregoing, the term “Cash Component” shall also include any fees, costs and expenses (including, without limitation, reasonable attorneys fees) incurred by the Company in taking possession of, liquidation of or other use of any collateral posted in lieu of delivery of Deposit Instruments or Shares.

l.	“Cash Amount” means, (i) in the case of a purchase of a Creation Unit, an amount of cash equal to the difference between the total aggregate value of the Deposit Instruments and the net asset value of the Creation Unit; and (B) in the case of a redemption of a Creation Unit, an amount of cash equal to the difference between the net asset value of the Creation Unit being redeemed and the total aggregate value of the Redemption Instruments delivered by the Series in consideration for the Creation Unit, in such case including any cash in lieu amounts.

m.	“CNS System” means the Continuous Net Settlement clearing processes of NSCC.

n.	“CNS Clearing Process” means the Continuous Net Settlement clearing processes of NSCC, as such processes have been enhanced to effect purchases and redemptions of Creation Units.

o.	“Code” means the Internal Revenue Code of 1986, as amended.

p.	“Company” means the registered investment Company listed in Annex II hereto, as amended from time to time by the Distributor and provided to the Participant.

q.	“Settlement Date” means the date as specified in the Prospectus or in the AP Handbook.

r.	“Creation Deposit” means the requisite Deposit Instruments and Cash Amount. Under the limited circumstances set forth in the Prospectus, the Creation Deposit may consist of an all-cash payment.

s.	“Creation Unit” means an aggregation of a specified number of Shares.

t.	“Custodian” means Citibank, NA or such other custodian as the Company may specify from time to time.

u.	“Deposit Instruments” means an in-kind deposit of a designated portfolio of equity or fixed-income securities or other financial instruments as determined from time to time in the sole discretion of the Company in accordance with the terms of the Prospectus.

v.	“Distributor” has the meaning set forth in the preamble hereto.

w.	“Distributor Indemnified Party” shall have the meaning set forth in Section 10.

x.	“DTC” means The Depository Trust Company.

y.	“DTC Participant” means a person that is eligible and authorized to participate in the DTC direct registration system.

z.	“Effective Date” has the meaning set forth in the preamble hereto.

aa.	“Federal Reserve System” means the central banking system of the United States.

bb.	“FINRA” means the Financial Industry Regulatory Authority, Inc.

cc.	“Law” means any rule, regulation, statute, order, ordinance, guideline, pronouncement, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions and, with respect to a Party, the rules and regulations of any SRO of which such Party or, to the extent relevant to the performance of a Party’s obligations under this Agreement, such Party’s Affiliate, is a member or securities market on which Shares are listed.

dd.	“Losses” has the meaning set forth in Section 10(a) hereto.

ee.	Non-CNS Clearing Process” means the applicable clearing process specified for any Series, including but not limited to those effected through the facilities of DTC, the Federal Reserve System, Euroclear, the Custodian, local subcustodians and/or any subset or combination thereof.

ff.	“NSCC” means the National Securities Clearing Corporation.

gg.	“Orders” means Purchase Orders and Redemption Requests.

hh.	“Participant” has the meaning set forth in the preamble hereto.

ii.	“Participant Client” means any party on whose behalf the Participant acts in connection with an Order (whether a customer or otherwise).

jj.	“Participating Party” means a Participant who is a member of the NSCC and a participant in the CNS System of NSCC

kk.	“Party” means the Distributor, the Participant and the third-party beneficiaries named in Section 11.

ll.	“Prospectus” means each Series’ current prospectus and statement of additional information included in the Company’s effective registration statement, as supplemented and/or amended from time to time, the contents of which are hereby incorporated into this Agreement by reference.

mm.	“PIN Number” means a unique personal identification number issued to the Participant pursuant to this Agreement.

nn.	“Purchasing Shareholder” means, in the case of a same Business Day Purchase Order and Redemption Request as described in paragraph e. of Section 3, the Participant (in the case of a Purchase Order that is placed for the Participant’s own beneficial interest) or Participant Client (in the case of a Purchase Order that is placed for the Participant Client’s beneficial interest).

oo.	“Purchase Order” means an irrevocable order to purchase Shares by a Participant.

pp.	“NASD” means National Association of Securities Dealers, Inc.

qq.	“Redeeming Shareholder” means, in the case of a same Business Day Purchase Order and Redemption Request as described in paragraph e. of Section 3, the Participant (in the case of a Redemption Request that is placed for the Participant’s own beneficial interest) or Participant Client (in the case of a Redemption Request that is placed for the Participant Client’s beneficial interest).

rr.	“Redemption Instruments” means in-kind redemption proceeds of a designated portfolio of securities or other financial instruments as determined from time to time in the sole discretion of the Company

ss.	“Redemption Request” means a request to redeem Shares by a Participant.

tt.	“Rule 144A Security” has the meaning set forth in Section 2(d) hereof.

uu.	“Series” has the meaning set forth in the recitals and listed in Annex II, as it may be amended from time to time, and includes Series that are formed and offered after the date of this Agreement.

vv.	“Shares” has the meaning set forth in the recitals.

ww.	“SRO” means any self-regulatory organization as such term is defined under the 1934 Act.

xx.	“Summary Prospectus” means each Series’ current summary prospectus utilized pursuant to Rule 498 under the 1933 Act, as supplemented and/or amended from time to time.

yy.	“Transfer Agent” has the meaning set forth in the preamble hereto and shall apply to any other transfer agent as the Company may specify from time to time upon notice to the Participant.

zz.	“Website” means the website: https://etfwebservices.seic.com/ETF (or such other web address as may be communicated by the Distributor or the Company to the Participant from time to time) established and maintained by the Company or the Distributor or their affiliates for purposes of allowing Participants to place Orders, as it may be updated from time to time.

15.	INCORPORATION BY REFERENCE AND PROSPECTUS CONTROLLING

The Participant acknowledges receipt of the AP Handbook, represents that it has reviewed such document and understands the terms thereof, and further acknowledges that the information and procedures contained therein are incorporated herein by reference. The Participant also acknowledges and agrees that the Prospectus for each Series may contain, among other things, procedures relating to the creation and redemption of Shares. The Participant hereby acknowledges and agrees that it has the responsibility of reviewing and obtaining familiarity with the Prospectus for the Shares of each Series in which it transacts. In the event that any information contained in the AP Handbook or posted on the Website is in conflict with the information disclosed in the Prospectus for a Series, the information contained in the Prospectus shall be controlling. In the event that any information posted on the Website (for the avoidance of doubt, it is acknowledged and agreed that the Website is deemed not to include the Prospectus or the AP Handbook) is in conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall be controlling. The Company will make reasonable efforts to keep the information contained in the AP Handbook or posted on the Website and contained in the Prospectus consistent.

16.	EFFECTIVENESS, TERMINATION, AMENDMENT AND ASSIGNMENT

This Agreement shall become effective in this form upon delivery to and execution by the Distributor and acceptance by the Custodian. This Agreement may be terminated at any time by any Party upon sixty days prior written notice to the other Parties and may be terminated earlier by a Party at any time in the event of a breach by the other Party of any provision of this Agreement or the procedures described or incorporated herein. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may not be amended except by a writing signed by all the Parties hereto. For the avoidance of doubt, it is acknowledged and agreed that changes in procedures stated in the Prospectus or AP Handbook shall not be considered an amendment to this Agreement and shall be effective immediately. This Agreement may not be assigned by the Participant, except in connection with the sale of all or substantially all of the Participant’s business to another party.

17.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction. To the extent that the applicable Laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the

1933 Act or the 1934 Act, the latter shall control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Courts for the Eastern District of Pennsylvania for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

18.	COUNTERPARTS

This Agreement may be executed in two or more, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in marking proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:

[NAME OF PARTICIPANT]

By:
Name:
Title:

SEI INVESTMENTS DISTRIBUTION CO.

By:
Name:
Title:

ACCEPTED BY:

CITIBANK, N.A., AS CUSTODIAN

BY:
NAME:
TITLE:

ANNEX I

CERTIFICATE DESIGNATING AUTHORIZED PERSONS

The following employees of [NAME OF PARTICIPANT] (each, an “Authorized Person”) are authorized, in accordance with the              Authorized Participant Agreement between [NAME OF PARTICIPANT] and SEI Investments Distribution Co., as such Agreement may be amended from time to time, to act as agent of [NAME OF PARTICIPANT] to submit purchase orders and redemption requests (“Orders”) on behalf of [NAME OF PARTICIPANT] and to give instructions or any other notice or request on behalf of [NAME OF PARTICIPANT] with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

SECTION A - List of Current Authorized Persons

Name:

e-mail Address:

Telephone:

Fax:

Name:

e-mail Address:

Telephone:

Fax:

Name:

e-mail Address:

Telephone:

Fax:

Name:

e-mail Address:

Telephone:

Fax:

SECTION B - List of Changes to Authorized Persons

The following persons who were not designated as Authorized Persons on Participant’s previous Certificate have been added as Authorized Persons:	The following persons who were included on the Participant’s previous Certificate are no longer Authorized Persons:

The undersigned, [name of secretary or authorized officer], [title] of [name of PARTICIPANT], does hereby certify that the persons listed in Section A above have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement.

By:
Name:
Title:

Date:

ANNEX II

SERIES OF HUNTINGTON STRATEGY SHARES (the “Company”)

Huntington US Equity Rotation Strategy ETF

NYSE ARCA Ticker: HUSE

Huntington EcoLogical Strategy ETF

NYSE ARCA Ticker: HECO